                                                                    EXHIBIT 99.1

From: Tom Tucker [mailto:ttucker@ix.netcom.com]
Sent: Friday, July 20, 2007 3:51 PM
To: [email address retrsokada@strasbaugh.com
Cc: okadas@sbcglobal.net
Subject: Permission to use market study data

Sarah:

As we discussed this afternoon, Strasbaugh has permission to use data for the company's registration statement from the market study I provided you earlier in the year.

Please call if you have any questions, or need other assistance.

Best regards, and good luck to Strasbaugh.

Tom Tucker
Laredo Technologies

(406) 755-3815